UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008

Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

255 Fourier Avenue
Fremont, California    94539
(Address of principal executive offices including zip code)

(510) 771-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2008, the Compensation and Management Development Committee of the Board of Directors (the "Compensation Committee") of Centillium Communications, Inc. (the "Company") approved the 2008 Executive Bonus Program, which provides for a plan year of January 1 through December 31. The program is designed to reward certain Company executives (serving in the positions of Vice President, General Manager, Chief Financial Officer, Chief Technical Officer or Chief Executive Officer) for the achievement of stated business objectives. Bonus target amounts are based on a designated percentage of each eligible executive's base salary, as determined by the Compensation Committee. These percentages are 100% of base salary for the Chief Executive Officer, 30% for the Chief Financial Officer, and 30-35% for other eligible executives. Bonus amounts depend on Company-wide performance against the following items, and with the following weightings: 40% for achievement of annual revenue, 30% for achievement of annual net profit/loss, and 30% for achievement of key corporate initiatives approved by the Compensation Committee. With respect to the annual revenue and profit/loss items, actual performance against specified target levels is assigned a percentage value ranging from zero (where the lowest target level is not met) to 125%. That value is multiplied by the respective item's weighting and the individual executive's bonus target amount, as described above, to determine the individual's payout with respect to that item. With respect to the specified corporate initiatives, performance that meets or exceeds the target result is valued at 100%, with no payout for an initiative whose target is not met.

Payments under the bonus program will be made annually, normally by March 15th of the year following the plan year. An executive who terminates employment with the Company before payment is made will not be eligible to receive any payment under the program. The CEO is responsible for the administration and interpretation of the program. The Company reserves the right to modify or eliminate all or any part(s) of the program at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Dated: April 25, 2008

Centillium Communications, Inc.

By:	/s/ Linda Reddick

Linda Reddick
Chief Financial Officer